EXHIBIT 10.11(1)

DESCRIPTION OF LONG-TERM DISABILITY ARRANGEMENTS

The Registrant makes available an Executive Disability Coverage program to provide disability benefits to approximately 120 officers and management employees. The Executive Disability Coverage is designed to replace 66 2/3% of the base salary, bonuses and incentive compensation of the employee up to a maximum of $25,000 per month benefit. Under the Executive Disability Coverage, the employee pays for the premiums.